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                                                                     Exhibit 8.1

                    [Letterhead of WILLKIE FARR & GALLAGHER]


June 20, 1996


Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12 Bermuda

Re:  Globalstar Telecommunications Limited
     $310,000,000 Convertible Preferred Equivalent
     Obligations due 2006

Ladies and Gentlemen:

        We have acted as counsel for Globalstar Telecommunications Limited, a Bermuda corporation (the "Company"), in connection with its registration for resale of $310,000,000 Convertible Preferred Equivalent Obligations due 2006 (the "Securities") and the 4,769,230 shares of Common Stock issuable upon conversion thereof, subject to adjustment in certain circumstances (the "Conversion Shares"), as described in the Company's Prospectus (the "Prospectus"), contained in the Form S-3 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Securities have been issued pursuant to an Indenture, dated as of March 6, 1996 (the "Indenture"), between the Company and The Bank of New York, as Trustee.

        As counsel for the Company, we have examined copies of the Registration Statement and the Amended and Restated Agreement of Limited Partnership, dated as of December 31, 1994 (the "Partnership Agreement"), of Globalstar, L.P. ("Globalstar"). We have examined originals, certified copies or photocopies of such records of Globalstar, the Company and its subsidiaries and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all
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June 20, 1996
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signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified copies or photocopies. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company and of Globalstar and public officials.

        Based upon the foregoing and having regard for such legal questions as we have deemed relevant, it is our opinion that:

        The statements set forth in the Prospectus under "Taxation--United States Tax Considerations", insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein relating to the laws of the United States fairly present the information referred to therein with respect to such legal matters, documents and proceedings; the statements set forth under the heading "Governance of Globalstar," insofar as such statements purport to summarize provisions of the Partnership Agreement, provide a fair summary of such provisions; and the statements set forth under the heading "Description of Securities" in the Prospectus, insofar as such statements purport to summarize provisions of the Securities and Indenture, provide a fair summary of such provisions.

        We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware.

Very truly yours,



Willkie Farr & Gallagher